EXHIBIT 5.1

599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

June 4, 2021

Glatfelter Corporation
4350 Congress Street, Suite 600
Charlotte, North Carolina 28209

Glatfelter Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Glatfelter Corporation, a Pennsylvania corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time by the Company, pursuant to Rule 415 under the Securities Act, of (i) shares of common stock, par value $0.01 per share (the “Common Stock”), (ii) shares of preferred stock, par value $50.00 per share (the “Preferred Stock”), (iii) debt securities (the “Debt Securities”), which may be senior or subordinated, (iv) warrants to purchase Debt Securities, Preferred Stock or Common Stock (the “Warrants”), (v) securities purchase contracts (the “Securities Purchase Contracts”), obligating the holders thereof to purchase from or sell to the Company, or the Company to sell to or purchase from such holders, shares of Common Stock or Preferred Stock or Debt Securities at a future date or dates and (vi) units consisting of one or more of Securities Purchase Contracts and Debt Securities, Preferred Stock or debt or equity obligations of third parties, including U.S. Treasury securities (the “Securities Purchase Units” and, together with the Common Stock, the Preferred Stock, the Debt Securities, the Warrants and the Securities Purchase Contracts, the “Securities”). The offering of the Securities will be as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each supplement, a “Prospectus Supplement”).

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The Debt Securities will be issued pursuant to an Indenture (the “Indenture”) between the Company and the trustee party thereto (the “Trustee”), a form of which is filed as an exhibit to the Registration Statement. The Preferred Stock will be issued in one or more series and the relative powers, designations, preferences, rights and qualifications, limitations or restrictions of such Preferred Stock will be set forth in one or more certificates of designation (each, a “Certificate of Designation”). The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into between the Company and the warrant agent party thereto (the “Warrant Agent”). The Securities Purchase Contracts will be issued pursuant to one or more purchase contract agreements (each, a “Purchase Contract Agreement”) to be entered into between the Company and the securities purchase contract agent party thereto (the “Purchase Contract Agent”). The Securities Purchase Units will be issued pursuant to one or more unit agreements (each, a “Unit Agreement”) to be entered into between the Company and the unit agent party thereto (the “Unit Agent”). Each Certificate of Designation, Warrant Agreement, Purchase Contract Agreement and Unit Agreement, as applicable, will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or as an exhibit to a Current Report on Form 8-K to be filed by the Company in connection with a specific offering and incorporated by reference into the Registration Statement. The Indenture, Warrant Agreement, Certificate of Designation, Purchase Contract Agreement and Unit Agreement are hereinafter referred to as the “Securities Documents.”

In that connection, we have reviewed the following:

(a)	The Registration Statement.
(b)	The Prospectus.
(c)	The Indenture.
(d)	Originals or copies of such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the documents, we have assumed:

(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.
(d)	As to matters of fact, the truthfulness of the representations made in the certificates of public officials and officers of the Company.
(e)	That each of the Securities Documents will be the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms, and that each Securities Document will be governed by and construed in accordance with the law of the State of New York.

(f)	That:

(i)       The Company is an entity duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.

(ii)       The Company has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered or will duly authorize, execute and deliver (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Securities Documents to which it is or will be a party.

(iii)       The execution, delivery and performance by the Company of the Securities Documents to which it is or will be a party do not and will not:

(A)        contravene its articles of incorporation, by-laws or other organizational documents; or

(B)       except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)	That the execution, delivery and performance by the Company of the Securities Documents to which it is or will be a party do not and will not, except with respect to any documents and agreements filed as exhibits to any filing of the Company incorporated by reference into the Registration Statement, result in any conflict with, or breach of, any agreement or document binding on it.
(h)	No authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Securities Document to which it is or will be a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.
(i)	At the time of any offering or sale, the Securities and the Securities Documents relating thereto will have been specifically authorized for issuance and execution and delivery by the Company, by its Board of Directors or an authorized committee thereof.
(j)	Any Securities issuable upon conversion, exchange or exercise of any Security being offered will, at the time of such offering or sale, have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.
(k)	Any Securities consisting of Common Stock, Preferred Stock or Warrants, including Common Stock or Preferred Stock issuable upon conversion, exchange or exercise of any Security being offered, will when so issued have been duly authorized, executed and delivered, against receipt of the consideration approved by the Company which will be no less than the par value thereof.

(l)	With respect to the issuance and sale of any Debt Securities, (i) the Indenture will have been duly executed and delivered by the Company and the Trustee, and (ii) the Debt Securities, when issued, will be executed, authenticated, issued and delivered (a) against receipt of the consideration therefor approved by the Company, and (b) as provided in the Indenture.
(m)	With respect to the issuance and sale of any Warrants, (i) the related Warrant Agreement will have been duly executed and delivered by the Company and the Warrant Agent, and (ii) the Warrants, when issued, will be executed, countersigned by the Warrant Agent, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Warrant Agreement.
(n)	With respect to the issuance and sale of any Securities Purchase Contracts, (i) the related Purchase Contract Agreement will have been duly executed and delivered by the Company and the Purchase Contract Agent, and (ii) the Securities Purchase Contracts, when issued, will be executed, countersigned by the Purchase Contract Agent, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Purchase Contract Agreement.
(o)	With respect to the issuance and sale of any Securities Purchase Units, (i) the related Unit Agreement will have been duly executed and delivered by the Company and the Unit Agent, and (ii) the Securities Purchase Units, when issued, will be executed, countersigned by the Unit Agent, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Unit Agreement.
(p)	That the Registration Statement, and any post-effective amendments thereto, will be effective and comply with all applicable laws.
(q)	That one or more Prospectus Supplements will have been filed with the Commission describing the particular Securities offered thereby.
(r)	That all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement, and the applicable Prospectus Supplement relating thereto.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules and regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the transactions governed by the Securities Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Securities Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Securities Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	The Indenture, when duly executed and delivered by the Company, will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
2.	Any Securities consisting of Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.
3.	Any Securities consisting of Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
4.	Any Securities consisting of Securities Purchase Contracts will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
5.	Any Securities consisting of Securities Purchase Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).
(b)	Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
(c)	Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law. Where matters of applicable law, other than Generally Applicable Law, are relevant to such opinions, we have without independent investigation on our part assumed the accuracy and, to the extent necessary in connection with the opinions contained herein, relied upon the opinion, dated the date hereof, furnished to you of Ballard Spahr LLP, special Pennsylvania counsel to the Company, and our opinions are subject to the same assumptions, qualifications and limitations with respect to matters of Pennsylvania law expressed in each such opinion.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

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